EXHIBIT 10.29

                               THIRD AMENDMENT TO
                        1997 STOCK PLAN FOR DIRECTORS OF
                         NEWPORT NEWS SHIPBUILDING INC.


      The 1997 Stock Plan for Directors of Newport News Shipbuilding Inc. (the "Plan") is hereby amended as follows, effective December 15, 1998:


      1. Section XI(a)(2) is amended to read as follows:

         (2) Annually after such election, options to purchase 2,000 shares of Common Stock.


      2. Section XII(a)(1) is amended to read as follows:

         (1) Fifty percent (50%) of the first $25,000 of the annual retainer paid to an Eligible Director shall be paid in shares of Restricted Stock within thirty (30) days after the annual meeting of the shareholders of the Company, subject to the conditions set forth below. Any annual retainer amount in excess of $25,000 may be paid in either Restricted Stock or cash, in such proportion as shall be determined by the Committee. The number of shares of Restricted Stock issued under this subsection shall be calculated by dividing the applicable retainer amount by the Fair Market Value of a share of Common Stock on the annual meeting date, with any fractional shares paid in cash.


IN WITNESS WHEREOF, this amendment is hereby executed this _____ day of December, 1998.


                                    NEWPORT NEWS SHIPBUILDING INC.


                                    By: ________________________________
                                          Senior Vice President



ATTEST: ____________________